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April 2022

Dear IBM Stockholder,

As the independent Lead Director and the Chairs of the Committees of the IBM Board of Directors, we are writing to you on behalf of the entire Board to thank you for your support and your investment in IBM and to share our perspective on the Company and the Board’s role in driving long-term stockholder value. In the past year, the Company has taken decisive steps to execute its hybrid cloud and AI strategy, all while delivering strong performance and ensuring that sound governance and executive compensation practices are in place and transparent to you, our stockholders.

Positioned for Growth

2021 was a pivotal year for IBM. With your Board’s oversight, IBM completed the separation of the managed infrastructure services business, closed 15 acquisitions, broadened our ecosystem and accelerated changes in our go-to-market model. These actions directly support IBM’s hybrid cloud and AI strategy and position IBM to deliver growth. Notable achievements in 2021 include:

•	Accelerating revenue growth though the year at constant currency;

•	Growing hybrid cloud revenues to more than $20 billion, representing 35% of overall revenue;

•	Generating $12.8 billion of cash from operations; and

•	Raising the dividend for the 26th consecutive year – IBM’s 106th straight year of providing one – returning $6 billion to stockholders.

In 2022, we remain focused on growing IBM as a leading hybrid cloud and AI company and delivering long-term value to stockholders.

Commitment to ESG

Commitment to ESG principles has been a hallmark of IBM’s culture for more than a century and the Board is actively engaged to oversee the Company’s ESG efforts. We continue to take bold actions that build upon our legacy of responsible stewardship.

In 2021, we added to our long history of environmental leadership as we set 21 new goals for environmental sustainability, including the goal to achieve net zero greenhouse gas emissions by 2030 across all countries in which we operate. We also published a report highlighting our diversity, equity and inclusion efforts and programs. In our 2022 Proxy Statement, we disclosed the results of the diversity modifier we added to our executive compensation program to reinforce senior management’s focus on improving the diversity of the Company’s workforce.

We are also committed to continually building a diverse and experienced Board that is well positioned to effectively oversee IBM’s business and strategy. In 2021, we added additional technical experience and diversity to the Board with the election of Alfred W. Zollar. Al has deep technology and business experience, including as a director of Red Hat. Over the last three years, we have added additional strong technical skills, including cybersecurity, artificial intelligence, and hybrid cloud, as well gender and ethnic diversity to your Board.

Strong Leadership Structure: Vote AGAINST Item of Business 5

One of the Board’s most important tasks is to ensure that IBM’s leadership serves the best interests of the Company and its stockholders. As a Board, we regularly evaluate the appropriate leadership structure for IBM to ensure that it has the optimal structure, recognizing that different structures may be appropriate under different circumstances. At this time, the Board believes that its leadership structure of Arvind Krishna as Chairman and Chief Executive Officer and Alex Gorsky as our new independent Lead Director is in the best interests of IBM and its stockholders. This structure strikes the right balance by promoting a clear, unified vision for the Company’s strategy, providing the leadership critical for effectively and efficiently implementing the actions needed to ensure strong performance over the long term, while ensuring independent oversight by the Board and the Lead Director. The Lead Director role is robust and ensures effective independent oversight at all times. IBM’s strong, independent Board and commitment to good corporate governance adds further support to the Board leadership structure.

Commitment to Pay for Performance: Vote FOR Item of Business 3

Following 2021’s negative Say on Pay vote, we expanded our investor outreach program to fully understand investors’ feedback and concerns. We learned that investors generally remained supportive of the Company’s compensation policies and programs, with the exception of the one-time retention award to IBM’s former president. We discussed the uniqueness of that award and fully understand the concerns that were expressed. We appreciated the feedback and reassured stockholders that one-time awards for named executive officers are not a common practice, that we do not anticipate a need to provide one-time awards to our named executive officers going forward, and that no one-time awards were provided to any named executive officers in 2021.

Our compensation strategy, with significant pay at risk, aligns with IBM’s growth strategy and investor expectations for 2022 and beyond. Our senior executive pay is heavily weighted to IBM’s performance through the annual and long-term incentive programs, with targets set at challenging levels consistent with IBM’s financial model as shared with investors.

For these reasons and those discussed in more detail in our Proxy Statement, the Board believes that our compensation policies and practices are aligned with the interests of our stockholders and designed to reward for performance.

We are proud of IBM’s latest achievements, including the enhancements that we have made to our governance, compensation and ESG programs, many of which have resulted from your feedback. We hope to receive your support on all of the Board’s recommendations in IBM’s 2022 Proxy Statement.

Sincerely,

/s/ Alex Gorsky	/S/ Peter R. Voser
Alex Gorsky	Peter R. Voser
IBM’s Lead Director	Chair of IBM’s Audit Committee

/s/ Andrew N. Liveris	/s/ Frederick H. Waddell
Andrew N. Liveris	Frederick H. Waddell
Chair of IBM’s Directors and Corporate	Chair of IBM’s Executive Compensation
Governance Committee	and Management Resources Committee

Spring 2022 IBM Investor Update

2021 Performance Highlights IBM revenue growth at constant currency accelerated through 2021 Exited fourth quarter at 8.6% constant currency revenue growth, including approximately 3.5 pts from incremental external sales to Kyndryl Delivered cash from operations of $12.8 billion* Returned $6 billion to stockholders and reduced debt by nearly $10 billion Grew hybrid cloud revenues 19% at constant currency to over $20 billion, 35% of IBM revenue Over 3,800 clients using hybrid cloud platform, up 1,000 year - to - year and Consulting business more than doubled Red Hat related signings in 2021 Completed 15 acquisitions and the separation of Kyndryl , realigning IBM as a platform - centric hybrid cloud and AI company Over 70% of revenue in 2021 from higher - growth Software and Consulting segments © 2022 IBM Corporation STRATEGY Revenue Growth Cash Generation Hybrid Cloud Leadership Optimized Portfolio * Cash from operations is presented on a consolidated basis, which includes activity from discontinued operations related to the separation of Kyndryl. 2

IBM Approach for Hybrid Cloud & AI

STRATEGY

Our Platform Approach

IBM Consulting	Business Transformation Technology Consulting Application Operations	System Integrator Partners
IBM Software IBM Cloud Paks	Automation • Data & AI Security • Transaction Processing	Software and SaaS Partners
Red Hat Hybrid Cloud Platform	Development, Security and Operational Services OpenShift • Red Hat Enterprise Linux Ansible Automation Platform	

IBM Infrastructure IBM Z • Distributed Infrastructure (IBM Cloud, Power, Storage) Infrastructure Support	**Public Clouds** AWS • Azure Others	**Enterprise Infrastructure**	**Edge**

Enterprise-focused
Delivering technology & outcomes

Hybrid
Innovating, where a client's business is

AI
Embedded into business processes & workflows

Open Source
Innovation foundation for the future

Trust
Highest level of security and AI explainability

© 2022 IBM Corporation

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Creating Shareholder Value Through Growth 4 Increasing focus and agility to better serve clients Generating $35B of free cash flow over the next 3 years to enable investments Optimizing portfolio to drive sustainable mid - single digit revenue growth Optimize Portfolio Simplify Go - to - Market Advance Culture Technology Skills Ecosystem © 2022 IBM Corporation STRATEGY Laser - focused on executing hybrid cloud and AI strategy to drive client and stockholder value Executing Actions Increasing Investments Organic/Inorganic

IBM’s Compensation Practices align with IBM’s growth strategy and investor expectations: 1. Accelerate our Hybrid Cloud and AI revenue growth strategy 2. Generate cash flow growth for increased investment and shareholder return 3. Advance our best - in - class culture of diversity and inclusion through the diversity modifier 50% 50% + Diversity Modifier Operating Cash Flow* Revenue Metrics and Weightings 30% 30% 40% Free Cash Flow Operating EPS Revenue AIP PSUs + Return on Invested Capital Modifier *Net Cash from Operating Activities, excluding Global Financing receivables © 2022 IBM Corporation Metrics and Weightings Reinforcing IBM’s Pivot to Sustainable Growth COMPENSATION IBM’s Compensation Practices align with IBM’s growth strategy and investor expectations: 1. Accelerate our Hybrid Cloud and AI revenue growth strategy 2. Generate cash flow growth for increased investment and shareholder return 3. Advance our best - in - class culture of diversity and inclusion through the diversity modifier 5

For 2021, at target, 65% of CEO pay was at risk and subject to attainment of rigorous performance goals Short Term (25%) Base Salary (8%) Annual Incentive (16%) Target: 200% of Base Salary Long Term (75%) Performance Share Units (49%) Restricted Stock Units (26%) Compensation Aligns with High - Value Business Model 65% AT - RISK CEO holding requirement is 10x base salary, aligning CEO compensation with stockholders’ interests Target (100%) 99 102 81 100 85 98 0 50 100 150 2016 2017 2018 2019 2020 2021 CEO ANNUAL INCENTIVE AWARD AS % OF TARGET* *2020 and 2021 pertains to Mr. Krishna and prior years pertain to Mrs. Rometty . 67 99 90 71 62 0 50 100 150 2015-17 2016-18 2017-19 2018-20 2019-21 Target (100%) LONG - TERM PERFORMANCE SHARE UNIT PAYOUTS AS % OF TARGET Payouts in both the annual and long term programs reflect rigorous performance goals 6 New for 2022, at target 77% of CEO pay is at risk with introduction of stock options to pay mix © 2022 IBM Corporation COMPENSATION

Building the Right Board 2 New Independent Lead Director ALEX GORSKY Executive Chairman and Retired CEO, Johnson & Johnson 2 50% of our director nominees were first elected to our Board in the past three years Independent and Diverse Board 2019 2020 2021 MARTHA POLLACK F. WILLIAM MCNABB III MICHELLE HOWARD THOMAS BUBERL ARVIND KRISHNA ALFRED ZOLLAR Diversity Average Tenure Independence 92% 33% Diverse 2 > 10 years 0 - 5 years 6 - 10 years 4.9 years 8 2 © 2022 IBM Corporation ✓ IBM’s Lead Director role is robust and ensures effective independent oversight at all times ✓ This leadership structure promotes consistent, unified vision for the Company’s strategy which is essential to long - term success ✓ The full Board reviews IBM’s leadership structure annually to ensure the allocation of responsibilities remains appropriate BOARD & GOVERNANCE Active Board Refreshment 7

Board of Directors

BOARD & GOVERNANCE



DIRECTOR	Thomas Buberl	David N. Farr	Alex Gorsky	Michelle J. Howard	Arvind Krishna	Andrew N. Liveris	F. William McNabb III	Martha E. Pollack	Joseph R. Swedish	Peter R. Voser	Frederick H. Waddell	Alfred W. Zollar
Client Industry Expertise	Financial Services	Manufacturing	Healthcare	Government	Information Technology	Chemicals	Financial Services	Research & Development	Healthcare	Energy	Financial Services	Information Technology
Organizational Leadership & Management	●	●	●	●	●	●	●	●	●	●	●	●
Global Operations	●	●	●	●	●	●	●	●	●	●	●	●
CFO										●		
Specific Risk Oversight/Risk Management Exposure	●	●	●	●	●	●	●	●	●	●	●	●
Technology, Cybersecurity or Digital	●	●	●	●	●	●	●	●	●	●	●	●
Academia				●				●				
Government/Regulatory, Business Associations or Public Policy	●	●	●	●	●	●	●	●	●	●	●	●
Public Board	●	●	●			●	●		●	●	●	●
Year Elected to IBM Board	2020	2012	2014	2019	2021	2010	2019	2019	2017	2015	2017	2021
Gender Identity	Male	Male	Male	Female	Male	Male	Male	Female	Male	Male	Male	Male
Race and/or Ethnicity	White/ Caucasian	White/ Caucasian	White/ Caucasian	Black/African American	Asian/ Pacific Islander	White/ Caucasian	White/ Caucasian	White/ Caucasian	White/ Caucasian	White/ Caucasian	White/ Caucasian	Black/African American
Born Outside the U.S.	●				●	●				●		

INDUSTRY EXPERTISE: Financial Services; Manufacturing; Healthcare; Government; Information Technology; Chemicals; Research & Development; Energy

@ 2022 IBM Corporation
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@ 2022 IBM Corporation Enabling our Clients and Community Environmental and Social Responsibility Corporate social responsibility has been a hallmark of IBM’s culture for over 100 years. With oversight from the Board, we lead with purpose and integrity to empower IBMers to be a force of positive change and to use technology to accelerate discovery. ENVIRONMENTAL AND SOCIAL Setting Ambitious Environmental Goals Embracing a Diverse and Inclusive Workforce • Announced 21 goals for environmental sustainability, including a goal to achieve net zero GHG emissions by 2030 • Beat timelines for CO 2 emissions reduction and renewable electricity procurement goals • Launched IBM Environmental Intelligence Suite to help clients manage their own environmental goals • Commitment to skill 30 million people by 2030 , preparing them for in - demand jobs in the digital economy • Launched Call for Code Global Challenge to combat climate change with open source - powered technology • Collaborating with over 23 Historically Black Colleges and Universities on IBM quantum centers to advance STEM - based opportunities for traditionally underrepresented communities • 20% increase in underrepresented minority hiring over the past 3 years and 31% increase in executive minority hiring • 9 out of 10 IBMers feel empowered to be their authentic selves at work • Same - sex partner benefits extended in 50 countries and 6,000 IBMers certified as LGBT+ Allies 9

Voting Item 4: Stockholder Special Meeting Right 10 The Board recommends a vote AGAINST this proposal and believes that lowering the special meeting ownership threshold is not in the best interest of stockholders – IBM’s current special meeting ownership threshold is 25% which is consistent with market practice and accurately reflects the preference of IBM’s stockholders. – Maintaining the 25% ownership threshold strikes an appropriate balance between allowing shareholders the right to call a special meeting and avoiding unnecessary financial burdens and corporate disruptions. – Lowering the ownership threshold would allow special interest groups with minority ownership interest to potentially cause disruption and substantial costs to be incurred by other stockholders. © 2022 IBM Corporation PROPOSALS

Voting Item 5: Stockholder Proposal on Independent Chair 11 The Board recommends a vote AGAINST this proposal because the Board’s flexibility to determine the appropriate leadership structure is essential and IBM has a robust Lead Director role ensuring effective independent oversight – IBM’s Lead Director role is robust and ensures effective independent oversight at all times – This leadership structure promotes consistent, unified vision for the Company’s strategy which is essential to long - term success – The full Board reviews our leadership structure annually to ensure the allocation of responsibilities remains appropriate – The Board’s flexibility to determine the appropriate Board leadership structure is essential © 2022 IBM Corporation PROPOSALS

Voting Item 6: Requesting Public Report on the Use of Concealment Clauses The Board recommends a vote AGAINST this proposal and believes that the requested report will not add meaningful value to the policies, processes, practices, and resources that are already in place at IBM 12 – IBM does not prevent employees from discussing the terms and conditions of their employment and does not require employees to agree to arbitration as a condition of employment. – IBM does not tolerate discrimination or harassment and has in place clear policies, procedures and practices to protect and support IBMers . – The Board and its Committees maintain strong oversight of IBM’s culture and work environment © 2022 IBM Corporation PROPOSALS

We Request Your Support at the 2022 Annual Meeting of Stockholders ❌ AGAINST Stockholder Proposal on Stockholder Special Meeting Right ❌ AGAINST Stockholder Proposal to Have an Independent Board Chair ❌ AGAINST Stockholder Proposal Requesting Public Report on the Use of Concealment Clauses 13 x FOR Election of all Twelve Director Nominees x FOR Ratification of PricewaterhouseCoopers LLP as IBM’s Independent Registered Public Accounting Firm x FOR Advisory Vote on Executive Compensation The Board asks that you vote: © 2022 IBM Corporation PROPOSALS

© 2022 IBM Corporation

Forward - Looking Statements, Non - GAAP and Other Information @ 2022 IBM Corporation Certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995. Forward - looking statements are based on the company’s current assumptions regarding future business and financial performance. Those statements by their nature address matters that are uncertain to different degrees. Those statements involve a number of factors that could cause actual results to differ materially. Additional information concerning these factors is contained in the Company’s filings with the SEC. Copies are available from the SEC, from the IBM website, or from IBM Investor Relations. Any forward - looking statement made during this presentation speaks only as of the date on which it is made. The company assumes no obligation to update or revise any forward - looking statements except as required by law; these charts and the associated remarks and comments are integrally related and are intended to be presented and understood together. In an effort to provide additional and useful information regarding the company’s financial results and other financial information, as determined by generally accepted accounting principles (GAAP), these materials contain certain non - GAAP financial measures on a continuing operations basis, including revenue growth rates adjusted for constant currency, free cash flow and other “operating” financial measures such as operating earnings per share. The rationale for management’s use of this non - GAAP information is included on page 6 and 7 of the company’s 2021 Annual Report, which is Exhibit 13 to the Form 10 - K submitted with the SEC on February 22, 2022. For reconciliation of these non - GAAP financial measures to GAAP and other information, please refer to pages 9, 17, and 32 of the company’s 2021 Annual Report. Note: Return on Invested Capital equals net operating profits after tax (GAAP net income from continuing operations plus after - tax interest expense) divided by the sum of the average debt and average total stockholder’ equity. It is computed excluding current period U.S. Tax reform charges and goodwill associated with the Red Hat acquisition.

IBM CONFIDENTIAL

Dear IBM Senior Leaders:

Re: Voting Your IBM Shares for the 2022 Annual Meeting

I am writing to remind you to make sure to vote all of your IBM shares for the 2022 Annual Meeting. By now you should have received a copy of IBM’s 2022 Proxy Statement along with the proxy card or notice of Internet availability of proxy materials. If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker. We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have. Please make sure to vote all of the proxy voting cards that you receive or follow the instructions on the notice of Internet availability of proxy materials, if applicable.

As you know, IBM has taken substantial actions to support IBM’s hybrid cloud and AI strategy. In 2021, we completed the separation of our managed infrastructure services business, closed fifteen strategic acquisitions and launched IBM Consulting. We also generated more than $57.4 billion in revenue, growing hybrid cloud revenues to more than $20 billion with strong double-digit growth year to year. We generated cash from operating activities of $12.8 billion, and returned $6 billion to our stockholders through our dividend, which we increased for the 26th consecutive year. As we rapidly expand our global ecosystem of partners and accelerated changes to our go-to-market model to drive our hybrid cloud and AI strategy, your Company is well positioned to deliver growth this year and greater value to stockholders.

As you see in the Proxy Statement, the Board recommends a vote:

•	FOR Item of Business 1: Election of our Directors

•	FOR Item of Business 2: Ratification of our Independent Accounting Firm

•	FOR Item of Business 3: Say on Pay Proposal

•	AGAINST Item of Business 4: Stockholder Proposal on Stockholder Special Meeting Right

•	AGAINST Item of Business 5: Stockholder Proposal to Have an Independent Board Chairman

•	AGAINST Item of Business 6: Stockholder Proposal Requesting a Public Report on the Use of Concealment Clauses

For the reasons explained in our Proxy Statement, we believe that such votes are in the best interests of our Company and its stockholders. It is important that you show your support for IBM and vote your shares.

•	If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•	If you hold your shares in street name (e.g., Morgan Stanley, TD Ameritrade, Charles Schwab, or another financial institution), IBM cannot access your account or provide you with a replacement voting instruction form. In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

If you have already voted all of your shares, there is no need to contact us and no further action is required on your part. In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow-up mailing that includes a proxy voting card.

You may also find additional information at http://www.ibm.com/investor/proxyinformation. If you do not receive a copy of the Proxy Statement or notice of Internet availability of proxy materials by Tuesday, April 14, 2022, please contact Bob Wilt at infoibm@us.ibm.com. Please do not hesitate to call me at 914-499-xxxx or email me at xxxxxxxx@us.ibm.com if you have questions or comments.

Sincerely,

/s/ Frank Sedlarcik

Frank Sedlarcik

Vice President and Secretary